UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2012

WHITE DENTAL SUPPLY, INC.
(Exact name of Registrant as specified in charter)

Nevada	000-53991	20-4622782
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8965 S. Eastern Ave., Suite 260P
Las Vegas, Nevada	89123
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:		(702) 879-8565

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On December 24, 2012, the Registrant entered into and closed an Intellectual Property Assignment Agreement (“COS Agreement”) by and between the Registrant and Choice One Solutions, Inc., a Nevada corporation (“COS NV”).  In accordance with the COS Agreement, the Registrant acquired the Internet domain address “www.choiceonesolutions.com” and certain technical information from COS NV (“COS IP”) pertaining to operating an Internet and social media marketing business.  In exchange for the COS IP, the Registrant agreed to pay COS NV an aggregate of $5,000.

Also on December 24, 2012, the Registrant entered into and closed an Intellectual Property Assignment Agreement (“MC Agreement”) by and between the Registrant and Mobile Caviar, Inc., an Arizona corporation (“MC”).  In accordance with the MC Agreement, the Registrant acquired various information, ideas, know-how, concepts, techniques, systems, processes, procedures, methods and Internet domain addresses involving or relating to the operation of a mobile media marketing company (“MC IP”) from MC.  In exchange for the MC IP, the Registrant agreed to pay MC an aggregate of $5,000.

Also on December 24, 2012, the Registrant entered into and closed an Intellectual Property Assignment Agreement (“LCC Agreement”) by and between the Registrant and Lynn-Cole Capital, Corp., an Arizona corporation (“LCC”).  In accordance with the LCC Agreement, the Registrant acquired various information, ideas, concepts, processes, methods and Internet domain addresses involving or relating to the text messaging platform “Pitooey!” (“Pitooey! IP”) from LCC.  In exchange for the Pitooey! IP, the Registrant agreed to pay LCC an aggregate of $5,000.

ITEM 5.01  CHANGES IN CONTROL OF REGISTRANT

On December 24, 2012, Mr. Frederick B. Lawrence sold a controlling interest in the Registrant’s voting common stock in private transactions not involving the Registrant, pursuant to Section 4(1) of the Securities Act of 1933, as amended, to two individuals:

Name	Shares	% of issued and outstanding

Jacob DiMartino	30,995,000	31.17%

David Sonkin	30,995,000	31.17%

As a result of the transaction, Messrs. DiMartino and Sonkin collectively own 61,990,000 shares, or approximately 62%, of the Registrant’s total issued and outstanding common stock.

ITEM 5.02  DEPARTURE OF CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

On December 24, 2012, Frederick B. Lawrence submitted his resignation as President of the Registrant.  Mr. Lawrence remains on the Registrant’s Board of Directors.

On December 24, 2012, the Registrant’s Board of Directors appointed Jacob DiMartino to fill a vacancy on the Board of Directors.  The Board of Directors also elected Mr. DiMartino as Chief Executive Officer of the Registrant.

Jacob DiMartino began his career in 1998 at the age of 18 with a startup company Phase 2 Solutions in Scottsdale Arizona.  Jacob started as an inside sales rep for the company and moved up the ranks to Sales Manager within his first 90 days. In 2000 he was promoted to Project Manager. With this promotion Jacob managed Phase 2 Solutions largest account which was World Com. Jacob earned several company awards and achievements over his 6 years with Phase 2 solutions. In 2004, Jacob moved to Los Angeles to pursue an acting and modeling career. Returning to Phoenix, he founded Choice One Solutions - Social Media Marketing in 2011. In its first full year of business Choice One Solutions exceeded $1.2 million in sales. Mr. DiMartino is continuing the growth of Choice One Solutions thru his affiliate partners and relationships he has established.

On December 24, 2012, the Board of Directors of the Registrant appointed David Sonkin to fill a vacancy on the Board of Directors.  The Board of Directors also elected David Sonkin to fill the vacancy in the office of President and as Chief Operating Officer of the Registrant.

David Sonkin is creative mind behind “Pitooey.”  Mr. Sonkin began working at age 13 in the mail room at international auction house, Sotheby's (New York City). He spent 8-years with the national chain TGIFriday's opening new locations & training thousands of employees and managers.  Following two years of exhaustive, coast-to-coast research on mobile content technologies, David developed his first formal mobile venture - a cell phone based theatre guide, BroadwayPhone (featured in The New York Times, June 18, 2007). On the heels of the launch of BroadwayPhone, he turned his attention towards the real estate market, developing Open House On The Go, a mobile tool to access a database (over 35,000 listings) of real estate information. He later founded “Mobile Caviar,” a digital agency focused on engaging the mobile masses. “Mobile Caviar” has now produced & managed over 15,000 mobile web pages.  David has developed several proprietary mobile marketing techniques, including Social Media Crystallization, Planned Reactive Intelligence and Self Optimizing Mobile Websites.  As of November 2012, David currently has one of the most successful series on web tv (http://blip.tv/DelusionsOfGrandeur), which he directs and executive produces.

ITEM 9.01  EXHIBITS

Exhibit Number	Name and/or Identification of Exhibit

10.1	Intellectual Property Assignment Agreement - Choice One Solutions, Inc.

10.2	Intellectual Property Assignment Agreement - Mobile Caviar, Inc.

10.3	Intellectual Property Assignment Agreement - Lynn-Cole Capital Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITE DENTAL SUPPLY, INC.
(Registrant)

Signature	Title	Date

/s/ Jacob DiMartino	CEO	December 28, 2012
Jacon DiMartino

/s/ David Sonkin	President	December 28, 2012
David Sonkin

/s/ Patrick Deparini	Secretary	December 28, 2012
Patrick Deparini

/s/ Patrick Deparini	Chief Financial Officer	December 28, 2012
Patrick Deparini

4